UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2012 (August 15, 2012)

CCA Industries, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	1-31643	04-2795439
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 MURRAY HILL PARKWAY, EAST RUTHERFORD, NEW JERSEY	07073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 330-1400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

James Mastrian, who was previously elected by the Class A Common Stockholders as a director of CCA Industries, Inc. (the “Company”) resigned as a member of the Company’s Board of Directors on August 15, 2012. The remaining directors who were elected by the Class A Common Stock holders met on August 15, 2012 to fill the vacancy created by Mr. Mastrian’s resignation, and effective August 15, 2012 appointed Jonathan Rothschild as a director to serve the remainder of Mr. Mastrian’s term. Mr. Rothschild has served as a director of Immucell, Inc., a NASDAQ listed biotechnology company, since 2001, and serves on its audit committee. He is President and sole owner of Arterio, Inc. which is in the vitamin and supplements business. Mr. Rothschild is also a director of the Anne Frank Center USA, a not-for-profit organization. Mr. Rothschild holds a beneficial interest in 221,478 shares of CCA Industries, Inc. common stock, and his wife separately holds 2,050 shares for which beneficial interest has been disclaimed.

There is no arrangement or understanding between Mr. Rothschild and any other person pursuant to which he was elected as a director of the Company. There are no transactions in which the Company was or is to be a participant in which Mr. Rothschild has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Rothschild will receive compensation for his service as a director in accordance with the Company’s standard compensation arrangements for non-employee directors, which are summarized in the Company’s Definitive Proxy Statement for its 2012 annual meeting of shareholders, as filed with the Securities and Exchange Commission on May 29, 2012. At the time of the filing of this Form 8-K, Mr. Rothschild has not been named to a Board committee.

Furnished as Exhibit 99.1 is a copy of the press release issued by the Company on August 20, 2012 announcing that James Mastrian had resigned as a director of the Company on August 15, 2012, and that Jonathan Rothschild had been appointed as a director on August 15, 2012 by the remaining directors elected by the Class A Common Stock holders to serve the remainder of Mr. Mastrian’s term.

Item 9.01 Exhibits

The following exhibits are annexed hereto:

99.1	Press release issued August 20, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 20, 2012

CCA Industries, Inc. x

By:	/s/ Stephen A. Heit
Stephen A. Heit
Executive Vice President
Chief Financial Officer